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                               PURCHASE AGREEMENT


                                  BY AND AMONG


                              THE BAY CLUB PARTNERS


                                       AND



                         THE AIMCO LIMITED PARTNERSHIPS


                           DATED AS OF: APRIL 14, 1997





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                               PURCHASE AGREEMENT

     PURCHASE AGREEMENT dated as of the 14th day of April, 1997 by and among the WILLIAMSBERRY DEVELOPMENT CORPORATION, a Florida corporation, ("Williamsberry") and COLLEY WILLIAMSBERRY LIMITED PARTNERSHIP, a Delaware limited partnership, ("CWLP"), Williamsberry and CWLP hereinafter collectively referred to as "Bay Club I Partners"; WILLIAMSBERRY DEVELOPMENT CORP. II, a Florida corporation, ("Williamsberry II") and COLLEY WILLIAMSBERRY L-2 C LIMITED PARTNERSHIP, a Florida limited partnership, ("CWLP 2 C"), Williamsberry II and CWLP 2 C hereinafter collectively referred to as "Bay Club II Partners"; COLBRO DEVELOPMENT L-2 B CORP., a Florida corporation, ("Colbro") and COLLEY WILLIAMSBERRY L-2 B LIMITED PARTNERSHIP, a Florida limited partnership, ("CWLP 2 B"), Colbro and CWLP 2 B hereinafter collectively referred to as "Bay Club III Partners", (Bay Club I, II and III Partners hereinafter collectively referred to as "Partners"), each having an address at 3300 Northeast 191st Street, Suite 113, Tower II, Aventura, Florida 33180 and AIMCO BAY CLUB, L.P. a Delaware limited partnership ("AIMCO Bay Club") and AIMCO HOLDINGS L.P., a Delaware limited partnership ("AIMCO Holdings" and together with AIMCO Bay Club, hereinafter collectively referred to as "Purchaser") having an office at 1873 South Bellaire Street, Denver, Colorado 80222.

                                  WITNESSETH:

                                    RECITALS

     WHEREAS, Williamsberry and CWLP are the managing general partner and non-managing general partner, respectively, of CB Associates, a Florida general partnership ("CB Associates");

     WHEREAS, CB Associates is the owner of a parcel of land ("Bay Club I Land") in the County of Dade, State of Florida, more particularly described in EXHIBIT A-1 annexed hereto and made a part hereof, together with the buildings, structures and improvements erected thereon known as Tower 1 at Bay Club ("Bay Club I Buildings"); (Bay Club I Land and Buildings hereinafter collectively referred to as "Bay Club I");

     WHEREAS, AIMCO Bay Cub desires to purchase a 99% interest in CB Associates by purchasing all of Williamsberry's 33.33% general partnership interest in CB Associates and all of CWLP's 66.67% general partnership interest in CB Associates other than a 1% interest and AIMCO Holdings desires to purchase a 1% interest in CB Associates by purchasing the remaining general partnership interest of CWLP in CB Associates;

     WHEREAS, Williamsberry II and CWLP 2 C are the managing general partner and non-managing partner, respectively, of CB L-2 C ASSOCIATES, a Florida general partnership ("CB 2 C Associates");


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     WHEREAS, CB 2 C Associates is the owner of a parcel of land ("Bay Club II
Land") in the County of Dade, State of Florida, more particularly described in EXHIBIT A-2 annexed hereto and made a part hereof, together with the buildings, structures and improvements erected known as Tower 2 at Bay Club ("Bay Club II Buildings"); (Bay Club II Land and Buildings hereinafter collectively referred to as "Bay Club II");

     WHEREAS, AIMCO Bay Club desires to purchase a 99% interest in CB 2 C Associates by purchasing all of Williamsberry II's 33.33% general partnership interest in CB 2 C Associates and all of CWLP 2 C's 66.67% general partnership interest in CB 2 C Associates other than a 1% interest and AIMCO Holdings desires to purchase a 1% interest in CB 2 C Associates by purchasing the remaining general partnership interest of CWLP 2 C in CB 2 C Associates;

     WHEREAS, Colbro and CWLP 2 B are the managing general partner and the non-managing general partner, respectively, of CB L 2 B Associates, a Florida general partnership ("CB 2 B Associates");

     WHEREAS, CB 2 B Associates is the owner of a parcel of undeveloped land ("Bay Club III Land") in the County of Dade, State of Florida, more particularly described in EXHIBIT A-3 annexed hereto and made a part hereof, together with the buildings, structures and improvements, if any, erected thereon ("Bay Club III Buildings"); (Bay Club III Land and Buildings hereinafter collectively referred to as "Bay Club III"); and

     WHEREAS, AIMCO Bay Club desires to purchase a 99% interest in CB 2 B Associates by purchasing all of Colbro's 1% general partnership interest in CB 2 B Associates and all of CWLP 2 B's 99% general partnership interest in CB 2 B Associates other than a 1% interest and AIMCO Holdings desires to purchase a 1% interest in CB 2 C Associates by purchasing the remaining general partnership interest of CWLP 2 B in CB 2 B Associates.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties, intending to be legally bound hereby, agree as follows:


                                   ARTICLE I

                                   DEFINITIONS

     "Accounting Firm" has the meaning assigned in Section 11.2(b).

     "Accounts Receivable" means the assets listed on Schedule 2.3.

     "Additional Assets" has the meaning assigned in Section 4.1(c).

     "Adjustment Items" has the meaning assigned in Section 4.1(b).

     "Assets" has the meaning assigned in Section 3.1.


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     "Bay Club" means Bay Club I, Bay Club II and Bay Club III collectively.

     "Bay Club I" has the meaning assigned in the Second Recital.

     "Bay Club II" has the meaning assigned in the Fifth Recital.

     "Bay Club III" has the meaning assigned in the Eighth Recital.

     "Bay Club I Partners" means Williamsberry Development Corporation and Colley Williamsberry Limited Partnership collectively.

     "Bay Club II Partners" means Williamsberry Development Corp. II and Galley Williamsberry L-2 C Limited Partnership collectively.

     "Bay Club III Partners" means Colbro Development L-2 B Corp. and Colley Williamsberry L-2 B Limited Partnership collectively.

     "Bay Club Partnerships" means CB Associates, CB 2 C Associates and CB 2 B Associates collectively.

     "Broker" has the meaning assigned in Section 10.1

     "Closing" has the meaning assigned in Section 2.4.

     "Closing Date" has the meaning assigned in Section 2.4.

     "Contracts" has the meaning assigned in Section 3.1(f).

     "Excluded Assets" has the meaning assigned in Section 2.3.

     "GECC Mortgage" has the meaning assigned in Section 3.2(i).

     "Improvement Credit" has the meaning assigned in Section 4.1(d).

     "Managing General Partner" shall mean Williamsberry, Williamsberry II and Colbro of CB Associates, CB 2 C Associates and CB 2 B Associates, respectively.

     "Notice Party" shall have the meaning assigned in Section 11.2(b).

     "Partners" means the Bay Club I, Bay Club II and Bay Club III Partners.

     "Partnership Interests" has the meaning assigned in Section 2.1.

     "Permitted Encumbrances" has the meaning assigned in Section 3.2.

     "Property Questionnaire" has the meaning assigned in Section 5.15.

     "Purchaser" has the meaning assigned in the Preamble.

     "Tax Losses" has the meaning assigned in Section 11.1(a).


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     "Tax Return" has the meaning assigned in Section 11.1(f)(ii).

     "Taxes" has the meaning assigned in Section 11.1(f)(i).

     "Tenant Leases" has the meaning assigned in Section 3.1(c).

     "Title Policy" has the meaning assigned in Section 3.2(iv).


                                   ARTICLE II

                   PURCHASE AND SALE OF PARTNERSHIP INTERESTS

     2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the "Closing" (as such term is defined in Section
2.4 hereof), the Partners will sell, assign and transfer to Purchaser (in accordance with the recitals hereto), and Purchaser will purchase, acquire and accept from such Partners their respective partnership interests (collectively the "Partnership Interests") in the Bay Club Partnerships.

     2.2 Purchase Price. (a) The purchase price for the Partnership Interests shall be the sum of SEVENTY MILLION SEVEN HUNDRED SEVENTY-FIVE THOUSAND AND 00/100 ($70,775,000.00) DOLLARS, subject to adjustment as provided in Article IV hereof, (the "Purchase Price"), payable as follows: (i) TWO MILLION AND 00/100 ($2,000,000.00) DOLLARS by Federal funds wire transfer, payable as directed by the Partners upon execution of this Agreement (the "Deposit"); and (ii) the balance of the Purchase Price at Closing by Federal funds wire transfer in the amounts and to the bank accounts as directed in writing by the Partners.

          (b) To secure the repayment of the Deposit to Purchaser pursuant to the terms of this Agreement, Partners shall execute and deliver to Purchaser a pledge of the Partnership Interests and UCC-1 financing statements (collectively, the "Pledge").

     2.3 Excluded Assets. Purchaser and the Partners agree that the Bay Club Partnerships shall not retain (and shall distribute, convey, transfer and assign to the respective Partners) any and all respective interests in the Excluded Assets; it being agreed that the Purchaser is not acquiring any direct or indirect interest in any of the Excluded Assets. For the purposes of this Agreement, "Excluded Assets", shall mean the assets (other than the Assets) of the Bay Club Partnerships (and any interest therein), including, but not limited to, (a) cash on hand (b) refunds on previously filed Tax Returns {as such term is defined in Section 11.1(f)} and (c) Bay Club Partnership accounts receivable, as such accounts receivable are set forth in Schedule 2.3 annexed hereto and made a part hereof.

     2.4 Closing. The closing of the transfer of the Partnership Interests (the "Closing") shall take place on or before April 30, 1997 (the "Closing Date") at 10:00 A.M. at the offices of Seller's attorney's or at such location as may be reasonably agreeable to the parties hereto.


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                                   ARTICLE III

                          ASSETS/PERMITTED ENCUMBRANCES

     3.1 The Assets. At Closing, the Bay Club Partnerships will hold respectively the following (collectively, the "Assets"):

          (a)  Bay Club;

          (b) all fixtures, equipment, machinery, furniture, furnishings, furnishings, art works, appliances, and other tangible personal property owned by the Bay Club Partnerships and attached or appurtenant to or used in connection with the Bay Club;

          (c) the landlord's interest under those certain tenant leases set forth on Schedule 3.1(c) annexed hereto and made a part hereof, as supplemented, modified and amended (collectively "Tenant Leases"), together with any and all security deposits, and interest accrued thereon, deposited or held pursuant to such Tenant Leases (collectively, the "Security Deposits");

          (d) all trademarks, trademark licenses and trademark registrations and applications therefor; trade names; and service marks, used or held for use in connection with the Bay Club;

          (e) all promotional literature, catalogs, booklets, manuals and advertising materials, media advertising or promotional agreements, marketing plans or and other materials and customer and supplier lists used, held for use in connection with the Bay Club;

          (f) all contracts set forth on Schedule 3.1(f) annexed hereto and made a part hereof (the "Contracts");

          (g) all right, title and interest in any award or payment to be hereafter made for (x) any taking in condemnation or eminent domain of or (y) any damage or destruction to all or any part of the Bay Club; and

          (h) all the tenements, hereditament and appurtenances belonging to, or in anywise appertaining to each and all of the aforesaid.

     3.2 Permitted Encumbrances. At Closing the Assets held by the Bay Club Partnerships shall be held free and clear of all liens, encumbrances, covenants, agreements, reservations and other title matters except for, the following (collectively, the "Permitted Encumbrances"):

               (i) That certain consolidated, Amended and Restated Mortgage, Security Agreement and Fixture Filing, in the original principal amount of $49,000,000.00, recorded on November 27, 1996 in Official Records Book 17441 at Page 2690


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of the Public Records of Dade County, Florida; together with an Assignment of
Rents and Leases dated November 26, 1996 and recorded on November 27, 1996 in Official Records Book 17441, at Page 2723 and a UCC-1 Financing Statement recorded on November 27, 1996 in Official Records Book 17441, at Page 2739 (collectively the "GECC Mortgage");

               (ii) The terms and conditions contained in the Tenant Leases;

              (iii) General real estate and ad valorem taxes imposed on the Bay Club, for the fiscal tax year in which the Closing shall occur and subsequent fiscal tax years not yet due and payable;

               (iv) Those certain reservations, restrictions, covenants, easements and agreements of record affecting the Bay Club as set forth in Schedule B of that certain Chicago Title Insurance Company Policy No. 10-2691-02-00000001, (the "Title Policy") dated November 27, 1996 issued to General Electric Capital Corporation ("GECC");

                (v) Such state of facts as shown on that certain survey described on Schedule 3.2(v) annexed hereto and made a part hereof, and any other state of facts which a current accurate survey of the Bay Club would show, provided that such other state of facts would not materially adversely affect the use of the Bay Club as presently used;

               (vi) Any and all present and future zoning restrictions, requirements, laws, ordinances, resolutions and orders of any city, town or village in which the Bay Club lies and of all boards, bureaus, commissions, departments and bodies of any Municipal, County, State or Federal sovereign or other governmental authority now or hereafter having or acquiring jurisdiction over any of the Bay Club or the use and improvement thereof;

              (vii) Rights in favor of any city, town or village in which the Bay Club lies to construct sidewalks on the Bay Club; which sidewalks are about to be so constructed;

             (viii) Any state of facts a physical inspection of the Bay Club would reveal;

               (ix) Rights of utility companies;

                (x) Any unpaid installments or installments of any assessment or assessments of any governmental authority having jurisdiction affecting the Bay Club which are or may become due and payable after the Closing; and

               (xi) Water rates and sewer rents.


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                                   ARTICLE IV

                        ADJUSTMENTS TO THE PURCHASE PRICE

     4.1 Adjustment to the Purchase Price. (a) The Purchase Price shall be increased by (i) the amount of any Adjustment Items paid by the Bay Club Partnerships prior to the Closing Date on account of periods from and after the Closing Date, (ii) rent, additional rent and other charges payable by the tenants under the Tenant Leases on account of periods prior to the Closing Date which have not been received prior to the Closing Date by the Bay Club Partnerships (provided, however, that this portion of the adjustments to the Purchase Price shall not be payable by the Purchaser unless and until such amounts are received by the Bay Club Partnerships, subject to Section 4.2 hereof), and (iii) the amount of any Additional Assets retained by the Bay Club Partnerships at Closing. The Purchase Price shall be decreased by (v) the amount of any Adjustment Item and any rent, additional rent and other charges payable by tenants under the Tenant Lease payable to the Bay Club Partnerships and received by the Partners prior to the Closing Date on account of the period from and after the Closing Date, (w) the amount of any Adjustment Items payable by the Bay Club Partnerships on or after the Closing Date on account of periods prior to the Closing Date, (x) the unpaid principal balance of the note secured by the GECC Mortgage, (y) the "Improvement Credit", and (z) the balance of the Security Deposits.

          (b)  The term "Adjustment Items" shall mean and include the following:

                (i) General real estate and ad valorem taxes imposed on the Bay Club for the fiscal tax year in which the Closing shall occur. If the Closing shall occur before the tax rate or assessment is fixed, the apportionment of such real estate or ad valorem taxes shall be upon the basis of the tax rate for the next preceding year applied to the latest assessed evaluation;

               (ii) Utility (including, without limitation, electricity, gas, steam and telephone), water and sewer charges, if any, relating to the Bay Club. If there are any meters on the Bay Club measuring any of the foregoing, the Partners shall furnish to Purchaser a reading of each such meter made by the party to which such meter charges are payable to a date not more than twenty
(20) days prior to the Closing Date; and the unfixed charges based thereon for the intervening time between such reading and Closing shall be apportioned on the basis of such reading, but such charges for such intervening period shall be readjusted upon the taking of a subsequent actual reading;

              (iii) Amounts paid or payable under the Contracts;

               (iv) Employees' wages, sick pay, vacation pay, bonuses, social security taxes and other payroll taxes, workman's compensation insurance, and/or welfare plans, and other fringe benefits, if any, with respect to any employees at the Bay Club;

                (v) Any gross receipts or other such taxes, if any, payable on account of any rents under the Tenant Leases;

               (vi) Fees for city, county and/or state licenses and permits, if any;


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              (vii) Premiums with respect to any insurance policies which are, at the option of the Purchaser, retained by the Bay Club Partnerships and not canceled at or prior to Closing;

              (viii) Accrued and unpaid interest on the note secured by the GECC Mortgage;

               (ix) Amounts paid or payable by customers of the parking facilities at the Bay Club; and

                (x) All other items usually and customarily apportioned in a transaction where real property is sold and conveyed and are not otherwise specifically provided for in this Agreement.

          (c) The term "Additional Assets" shall include (i) accounts receivable by the Bay Club Partnerships other than rent, additional rent and other charges payable under Tenant Leases, but only to the extent such receivables relate to the period prior to Closing, (ii) all utility (including, without limitation, gas, electric, water, and telephone) deposits, and (iii) all escrow and/or impound balances and funds held and to be disbursed by GECC under the GECC Mortgage on behalf of the Bay Club Partnerships.

          (d) The Purchaser shall receive the amount of $84,000.00 ("Improvement Credit") from the Partners to perform certain improvements to the Bay Club which the Purchaser deems desirable to be performed to the Bay Club I and II Buildings.

     4.2 Unpaid Rents. The Purchaser shall pay the Partners on account of the Purchase Price promptly upon receipt, rent, additional rent or other charges paid after the Closing Date by the tenants under the Tenant Leases on account of periods prior to the Closing Date. Purchaser agrees that during the "Post Closing Period" (as hereinafter defined), the first monies received from such tenants shall be received by Purchaser as trustee for the Partners on account of or in payment for past due rent, additional rent and other charges for the calendar month immediately preceding the calendar month of Closing and the next monies for Partner's portion of the month of Closing. Monies received thereafter during the Post Closing Period from tenants in arrears shall then be applied to current rents, and any rents received by Purchaser from such tenants with arrearage for periods before the month prior to the month of Closing after such tenant's rents are current for the period of Purchaser's ownership, shall be remitted to Partners for periods to which Partners are entitled. For the month of the Closing and for each of the first six (6) calendar months following the month of Closing (the "Post Closing Period"), the Purchaser shall provide the Partners with written monthly reports detailing the amounts of such rent, additional rent and other charges collected in the preceding month. The Purchaser agrees to remit to the Partners the amount of such unpaid rentals so collected to which the Partners are entitled out of such moneys received by the Purchaser, without claim of set-off, abatement or deduction, other than a deduction for Purchaser's reasonable out-of-pocket third party costs of collection. Following the Closing, during the Post Closing Period, the Purchaser shall use commercially reasonable efforts to collect delinquent amounts due under Tenant Leases for the pre-Closing period, but shall have no obligation to bring any legal action to collect such amounts and the Partners shall have no right to proceed in any manner or make any claim against the tenants of the Bay Club for rents that were delinquent as of the Closing Date, unless such tenant no longer occupies any portion of the Bay Club. Purchaser shall have no obligation to pay any amounts to the Partners with respect to pre-


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closing rents collected after the Post Closing Period. Partners shall pay to
Purchaser the amount of any Adjustment Items and rent, additional rent and other charges payable under the Tenant Leases received by Partners after Closing on account of the period from and after the Closing Date.

     4.3 Survival. Any errors or omissions in computing adjustments at Closing shall be corrected by the parties. The provisions of this Article IV shall survive the Closing for a period of one (1) year.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     Each Partner represents and warrants to Purchaser (to the extent and insofar as the following apply to the Bay Clubs, the Partnerships and the Partnership Interests in which such Partner has an interest) that as of the Closing the following will be true and correct in all material respects.

     5.1 Title to Partnership Interests. Annexed hereto as Schedule 5.1 and made a part hereof is a complete and correct list of the ownership interests in the Bay Club Partnerships. Each of the Partners holds the percentage interest set forth opposite such Partners' name free and clear of all security interests, liens, adverse claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. There are no options, warrants, agreements, conversion or exchange rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire ownership interests in any of the Bay Club Partnerships, or restrictions on the voting or transfer of such interest. All interests in all of the Bay Club Partnerships have been issued in compliance with all applicable laws, including Federal and state securities laws.

     5.2  Organization of The Bay Club Partnerships.

          (a) CB Associates is a duly organized, validly existing Florida general partnership. Williamsberry Development Corporation is a duly organized Florida corporation, existing and in good standing under the laws of the State of Florida. Colley Williamsberry Limited Partnership is a Delaware limited partnership duly organized, existing and in good standing under the laws of the State of Delaware, qualified and in good standing as a foreign limited partnership under the laws of the State of Florida. The sole general partner of CWLP is Colley Aventura, Inc., a Delaware corporation, duly organized, existing, and in good standing under the laws of the State of Delaware and qualified and in good standing as a foreign corporation under the laws of the State of Florida. CB Associates has all requisite power and authority to own, operate and lease Bay Club I. A true and complete copy of the partnership agreement of CB Associates is annexed hereto as Schedule 5.2(a) and made a part hereof.

          (b) CB L-2 C Associates is a duly organized and validly existing Florida general partnership. Williamsberry Development Corp. II is a duly organized Florida corporation existing and in good standing under the laws of the State of Florida. Colley Williamsberry L-2 C Limited Partnership is a Florida limited partnership duly organized and in good standing under the laws of the State of Florida. The sole general partner of CWLP 2 C is


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Colley Aventura L-2 C, Inc., a Florida corporation duly organized, existing and in good standing under the laws of the State of Florida. CB L-2 C Associates has all requisite power and authority to own, operate and lease Bay Club II. A true and complete copy of the partnership agreement of CB L-2 C Associates is annexed hereto as Schedule 5.2(b) and made a part hereof.

          (c) CB L-2 B Associates is a duly organized, validly existing Florida general partnership. Colbro Development L-2 B Corp. is a duly organized Florida corporation in good standing under the laws of the State of Florida. Colley Williamsberry L-2 B Limited Partnership is a Florida limited partnership duly organized and in good standing under the laws of the State of Florida. The sole general partner of CWLP 2 B is Colley Aventura L-2 B, Inc., a Florida corporation, duly organized, existing and in good standing under the laws of the State of Florida. CB L-2 B Associates has all requisite power and authority to own, operate and lease Bay Club III. A true and complete copy of the partnership agreement of CB L-2 B Associates is annexed hereto as Schedule 5.2(c) and made a part hereof.

     5.3 Execution and Binding Effect. Each of the Partners has full right, power and authority to transfer their respective ownership interests in the Bay Club Partnerships in accordance with the terms and conditions of this Agreement. The Partners have the legal power, right and authority to execute this Agreement and the other documents and instruments to be executed in accordance with the terms hereof. This Agreement and the other documents and instruments to be executed and delivered in connection herewith have been duly authorized by all necessary actions by the Partners and do not require the approval of the shareholders of the Partners that are corporations nor the limited partners of the Partners that are limited partnerships and have been duly and validly executed and delivered by each Partner and upon the execution and delivery by the Purchasers will constitute legal, valid and binding agreements of the Partners enforceable against them in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting enforcement of creditors' rights generally.

     5.4 Consents and Approvals; No Violation. Except for the consent of GECC to the transfer of the Partnership Interests, no permit, authorization, consent or approval of any governmental or regulatory authority is required of any Partner, as a condition to the lawful consummation of the transactions contemplated by this Agreement. Neither the execution, delivery and performance of this Agreement, the other documents and instruments to be executed and delivered pursuant hereto by the Partners, nor the sale by the Partners of their Partnership interests pursuant to this Agreement will (i) violate any provisions of the articles of incorporation or bylaws of any corporate Partner or the agreements of limited partnership or certificates of limited partnership of any Partner that is a limited partnership, (ii) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate or constitute a default under, any of the terms, of any bond, mortgage (other than the GECC Mortgage), indenture or material agreement to which any Partner is a party or by which any Partner or any of its property or assets may be bound or materially affected, (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, any Partner or upon the securities, property or business of any Partner, (iv) constitute a violation by any Partner of any applicable law or regulation of any jurisdiction as such law or regulation relates to any Partner or to the property or business of any Partner, or (v) cause the dissolution of any Partner or the Bay Club Partnerships.


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     5.5  Financial Statements. Each of the respective Bay Club Partners represents and warrants as to its Bay Club Partnership that the audited balance sheets (together with any notes thereon) of the Bay Club I and II Partnerships as of December 31, 1995, together with the related statements of operations, retained earnings and cash flows for the period then ended, together in each case with the unqualified (other than a going concern qualification) report thereon of their respective independent public accountants; and the unaudited balance sheets (together with any notes thereon) of the Bay Club I and II Partnerships as of December 31, 1996, together with the related statements of operations, retained earnings and cash flows for the period then ended, both of which are annexed hereto as Schedule 5.5A and made a part hereof (the "Financial Statements"), (a) are true, complete and correct in all material respects, (b) are in accordance with the books and records of the respective Partnership, and
(c) present fairly the financial position of such Partnership as of the dates indicated and the results of its operations for the periods then ended in conformity with GAAP. CB 2 B Associates, for which there are no financial statements, has no liabilities other than for certain Adjustment Items and the GECC Mortgage. Annexed hereto as Schedule 5.5B is an analysis of amounts due to and due from the Bay Club Partnerships and their affiliates as of December 31, 1996.

     5.6  Tax Matters.

          (a) The Bay Club Partnerships have timely filed (or have had timely filed on their behalf) or will timely file or will cause to be timely filed, all Tax Returns (as defined in Section 11.1(f) hereof) required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

          (b) The Bay Club Partnerships have paid (or have caused to be paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all Taxes (as defined in Section 11.1(f) hereof) due with respect to any period or portion thereof ending prior to or as of the Closing Date.

          (c) No audit by a tax authority is pending with respect to any Tax Returns filed by, or Taxes due from, the Bay Club Partnerships. No issue has been raised by any Tax Authority in any audit of the Bay Club Partnerships that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No deficiency or adjustment for any Taxes has been proposed, asserted or assessed against the Bay Club Partnerships. There are no liens for Taxes upon the Assets of the Bay Club Partnerships, except liens for current Taxes not due yet.

          (d) None of the Bay Club Partnerships has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

          (e) None of the Bay Club Partnerships is a party to, is bound by, or has any obligation to Partners for Taxes under any tax sharing, cost sharing, or similar agreement or policy.

          (f)  There are no changes in the tax accounting methods subject in
Section 481(a) of the Internal Revenue Code of 1986, as amended, which have an ongoing effect on the Bay Club Partnerships.

          (g) Each of the Bay Club Partnerships is, and has been since its formation, classified as a partnership and not as an association taxable as a corporation for Federal income tax purposes for any and all periods up to and including the Closing; and the Internal Revenue Service has not challenged the status of any of the Bay Club Partnerships for Federal income tax purposes. All Tax Returns and other filings have been filed on a basis consistent with such position for Federal income tax purposes.

     5.7  Employee Relations. (a) Annexed hereto and made a part hereof as
Schedule 5. 7(a) is a true and complete payroll roster of all employees of CB Associates as of the last payroll prior to the date of this Agreement showing the (i) name of each employee, and (ii) rate of pay for each such person entitled to receive compensation. No increases in such salaries, bonuses, vacation allowances, severance benefits, commissions or other employee benefits have been given or promised as of the date hereof except as disclosed in
Schedule 5.7(a) or in any other Schedule annexed hereto. CB Associates employs all the employees working at the Bay Club.

          (b) Employee Contractual Matters. Except as set forth on Schedule 5.7(a) or 5.7(g), there are no employment contracts, bonus plans or agreements, commission agreements, severance agreements, or any other contracts or agreements with any of the employees of CB Associates. CB Associates is not a party to or bound by any collective bargaining agreement or work rules or practices agreed to with any labor organization or employee association applicable to the employees of CB Associates.

          (c) Severance Pay. CB Associates has not promulgated any policy or entered into any agreements relating to the payment of severance pay to its employees whose employment is terminated or suspended, voluntarily or otherwise, except as set forth in Schedule 5.7(g).

          (d) Vacation Pay. CB Associates has not promulgated any policy or entered into any agreements relating to the payment of vacation pay to its employees and does not have any obligation to provide them with pay for vacation time, except as stated in Schedule 5.7(a) annexed hereto and made a part hereof.

          (e) Employment and Working Conditions. CB Associates is not engaged or involved, as the case may be, in any of the following: (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the Partners' knowledge, threatened against or affecting CB Associates and, during the past five years, there has not been any such action; (ii) to the Partners' knowledge, no union claims to represent the employees of CB Associates; (iii) none of the employees of CB Associates are represented by any labor organization and, to the Partners' knowledge, there are no current union organizing activities among the employees of CB Associates, nor does any question concerning representation exist concerning such employees; (iv) there are no written personnel policies, rules or procedures applicable to the employees of CB Associates; (v) CB Associates is, and has at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and immigration, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, or ordinance or regulation; (vi) there is no unfair labor practice, charge or complaint against CB Associates pending or, to the Partners' knowledge, threatened before the National Labor Relations Board or any similar state agency; (vii) to the Partners' knowledge, there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the employees of CB Associates; (viii) to Partners' knowledge, no charges or complaints with respect to or relating to CB Associates are pending before the Equal Employment Opportunity Commission or any corresponding state agency; (ix) to the Partners' knowledge, no federal, state, or local agency responsible for the enforcement of labor, employment, or immigration laws intends to conduct an investigation with respect to or relating to CB Associates and no such investigation is in progress; (x) to the Partners' knowledge, there are no pending or, threatened wage and hour claims filed against CB Associates with the United States Department of Labor or any corresponding state agency; (xi) to the Partners' knowledge, neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations relating to CB Associates; and (xii) to the Partner's knowledge, there are no complaints, controversies, lawsuits or other proceedings pending against CB Associates brought on behalf of any applicant for employment, or current or former employees, or classes of the foregoing, alleging breach of any express or implied contract of employment, any violation of law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

          (f) WARN Act. Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), the Bay Club Partnerships have not ever employed (i) 100 or more employees, excluding part-time employees (as defined in the WARN Act), or (ii) 100 or more employees who in the aggregate work at least 4,000 hours per week (exclusive of hours of overtime).

          (g) Employee Benefits. Except as set forth in Schedules 5.7(a) or 5.7(g), there are no "Plans" (as hereinafter defined) with respect to any employees at the Bay Club. "Plans" shall mean any bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment, consulting, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other "employee benefit plan" [within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA")], whether formal or informal, written or oral and whether legally binding or not, that is maintained or contributed to or was maintained or contributed to at any time by CB Associates or by any trade or business, whether or not incorporated which together with CB Associates would be deemed a "single employer" within the meaning of Section 4001 of ERISA (an "ERISA Affiliate"), within the last six years, for the benefit of any employee or former employee of CB Associates.

     5.8 No Employees. Neither CB 2 C Associates or CB 2 B Associates employs any employees; to the extent CB Associates employees provide services to Bay Club II or Bay Club III, the Bay Club II and III Partnerships reimburse CB Associates for the costs of such services provided.

     5.9 Tenant Leases. Schedule 3. 1(c) is a materially complete and accurate schedule, as of the date thereon, of all of the leases, licenses, tenancies and other occupancy agreements (whether written or oral) in effect at the Bay Club as of such date, other than rights relating to the use of the parking facilities. At Closing, Partners shall deliver an updated Schedule 3.1(c) dated not earlier than ten (10) days prior to Closing. There have been no material changes to Schedule 3.1(c) between the date such schedule was prepared and the Closing Date. Schedule 3.1(c) sets forth with respect to each such lease, in a materially complete and accurate manner, (i) the date of such lease, (ii) the name of the tenant, (iii) the designation of the leased premises, (iv) the monthly rental and other charges payable by the tenant, (v) the amount of any security deposits held under the lease and interest thereon, if any, and (vi) the lease expiration date. Except as set forth on Schedule 3.1(c) there are no other leases, letting or tenancies affecting any part of the Bay Club (other than relating to the parking facilities); and, except as otherwise noted in the schedule of delinquencies annexed to Schedule 3.1(c), the tenant under each Tenant Lease has, to the best of Partners knowledge, paid and is not in default in the payment of rent. No tenant under a Tenant Lease has prepaid rent for more than the current month, or is entitled to receive a rent concession in connection with its tenancy unless noted otherwise in Schedule 3.1(c). At Closing, all unpaid commissions, if any, due on account of any Tenant Lease will have been paid by Partners.

     5.10 Contracts. The Contracts set forth in Schedule 3.1(f) is an accurate description of all of the service, maintenance, repair, management supply and other contracts affecting the Bay Club as of the date of this Agreement.
Schedule 3.1(f) sets forth with respect to each Contract (i) the date of such Contract, (ii) the name of the vendor, (iii) the nature and type of the services or goods provided; (iv) the costs or charges payable thereunder, and (v) the expiration date. Except as set forth on Schedule 3.1(f), there are no other material contracts affecting the Bay Club not cancelable on thirty (30) days' notice.

     5.11 Tax Reduction Proceeding. No proceedings have been commenced which are pending for the reduction of the assessed valuation of the Bay Club or any portion thereof.

     5.12 Litigation. Except as set forth in Schedule 5.12 annexed hereto and made a part hereof, the Bay Club Partnerships are not a party to any litigation, action or proceeding, and to the best of Partners' knowledge no such litigation, action, or proceeding is threatened by any organization, person, individual or governmental agency against the Bay Club Partnerships or which would affect the use or occupancy of the Bay Club or any part thereof.

     5.13 FIRPTA. None of the Partners is a "foreign person" as defined in section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

     5.14 Conduct of Business Since the Balance Sheet Date. Since December 31, 1996 there have been no material adverse changes in the financial condition, assets, or liabilities, of the Bay Club Partnerships, as reflected in the Financial Statements.

     5.15 Property Questionnaires. Prior to the Closing, the Partners shall complete and deliver to Purchaser questionnaires with respect to Bay Club I and II, in the form provided by Purchaser (each a "Property Questionnaire") and each such Property Questionnaire is true, complete and correct in all material respects.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to the Partners as follows:

     6.1 Organization, Power and Authority. Each Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. AIMCO HOLDING QRS, Inc. ("AIMCO Inc.") is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser and AIMCO Inc. have the corporate power and authority to execute and deliver this Agreement, and any other agreement or instrument contemplated by this Agreement, and to consummate the transactions and to perform its obligations contemplated hereby and thereby.

     6.2 Execution and Binding Effect. The execution and delivery by Purchaser of this Agreement, and any other agreement or instrument contemplated by this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action by Purchaser and do not require the approval of its limited partners. This Agreement, and any such other agreement or instrument, upon execution and delivery by Purchaser (and assuming due execution and delivery hereof and thereof by the other parties hereto and thereto), will constitute the legal, valid and binding obligation of Purchaser, in each case enforceable against Purchaser in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally). Neither the execution and delivery of this Agreement, or any such other agreement or instrument by Purchaser, nor the consummation of the transaction contemplated hereby or thereby, will (i) violate any provisions of the agreements of limited partnership or certificates of limited partnership agreement of Purchaser, (ii) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default under the terms of, any mortgage, bond, indenture or material agreement to which Purchaser is a party or by which Purchaser or any of its property or assets may be bound or materially affected, (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, Purchaser or upon the securities, property or business of Purchaser, or (iv) constitute a violation by Purchaser of any applicable law or regulation of any jurisdiction as such law or regulation relates to Purchaser or to the property or business of Purchaser.

     6.3 Organizational Documents. Attached hereto as Schedule 6.3 and made a part hereof is a true and complete copy of the agreements of limited partnership or certificates of limited partnership of Purchaser in effect on the date hereof, certified by a duly authorized signatory of Purchaser in the case of the agreement of limited partnership and by the Delaware Secretary of State in the case of the certificate.

     6.4 Government Approval. No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any governmental authority not already obtained is required in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby.

                                   ARTICLE VII

                  CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE

          The obligation of Purchaser to purchase the Partnership Interests from the Bay Club Partners is subject to satisfaction on or before the Closing of the following conditions, any of which may be waived in whole or in part by
Purchaser:

          7.1 Representations and Warranties True. The representations and warranties in Article V of this Agreement, and the statements contained in the Schedules annexed to this Agreement (other than Schedule 6.3), shall be true and correct in all material respects as of the Closing Date. On or before the Closing, Purchaser shall have approved each of the Schedules annexed hereto.

          7.2 Authorization of Sale of Assets; Consents. The Bay Club Partnerships shall have received from GECC, the holder of the Mortgage, its consent to the transfer of the Bay Club Partnership Interests to the Purchaser.

          7.3 Title Insurance. Each of the Bay Club Partnerships shall obtain at Closing an Owners Policy of Title Insurance (ALTA. Form B-1970, Extended Coverage or equivalent) covering the fee title to the respective Bay Club, satisfactory in all respects to Purchaser. Partners shall be under no obligation to cause title to be acceptable to Purchaser except to satisfy from the closing proceeds monetary encumbrances other than the GECC Mortgage.

          7.4 Property Questionnaires. Purchaser shall have received Property Questionnaires with respect to Bay Club I and II, completed to the reasonable satisfaction of Purchaser.

          7.5 Discharge of Affiliate Obligations. At Closing each Bay Club Partnership shall have been released from all obligations to the other Bay Club Partnerships and the affiliates and shall have released the other Bay Club Partnerships and the affiliates from all obligations, in each instance as said obligations and affiliates are set forth in Schedule 5.5B.

          7.6    Employee Matters..

                 (a) At or prior to the Closing Date but effective as of the Closing Date, the Purchasers in their sole discretion may offer employment to some or all of the full-time employees of CB Associates (each such employee who accepts such offer of employment, if any, shall be hereinafter referred to as a "Transferred Employee" and each present and former employee of CB Associates who either is not offered or does not accept such employment shall be hereinafter referred to as a "Non-Transferred Employee").

                 (b) The Partners acknowledge and agree that (i) no representations or commitments concerning the terms or conditions of employment with the Bay Club Partnerships following the Closing has or will be given by the Partners or CB Associates to any of the Transferred Employees, (ii) the post-Closing employment of the Transferred Employees will be at-will, and (iii) the terms and conditions of the Transferred Employees' employment with the Bay Club Partnerships following the Closing are subject to change at any time in accordance with its policies. Partners agree to indemnify, defend and hold Purchaser harmless with respect to the commitments to certain persons set forth in Schedule 5.7(g).

                 (c) From the date hereof through the Closing Date, the Bay Club Partnerships shall not employ (i) 100 or more employees, excluding part-time employees (as defined in the WARN Act), or (ii) 100 or more employees who in the aggregate work at least 4,000 hours per week (exclusive of hours of overtime).

          7.7 Continuing Operations. From the date hereof through the Closing, Partners shall have operated the Bay Club in the usual, regular and ordinary course of business.

          7.8 Material Change. There shall have been no material adverse change to the Bay Club.

          7.9 Documents. Partners shall have delivered each of the documents set forth in Section 8.1.


                                  ARTICLE VIII

                                    DOCUMENTS

          8.1 Partner Closing Documents. At the Closing, the Partners shall deliver or cause to be delivered to Purchaser with respect to the respective Bay Club and Partnership Interest, as the case may be, the following:

                 (a) Assignment of Partnership Interest. An assignment of the 99% Partnership Interests to AIMCO Bay Club and the 1% Partnership Interests to AIMCO Holdings in each Bay Club Partnership, in form and substance acceptable to the parties hereto.

                 (b) Original Copies. Originals of the Tenant Leases, the Contracts, and licenses or permits held by the Bay Club Partnerships.

                 (c) FIRPTA Certificates. A certificate of the each Bay Club Partner stating that the Partner is not a "Foreign Person" within the meaning of IRC Section 1445(f)(3).

                 (d) Supplemental Documents. Such other documents, executed, acknowledged and delivered, as may be reasonably required to consummate the transactions herein contemplated.

          8.2 Purchaser Closing Documents. At Closing, Purchaser shall deliver to the Partners the following:

                 (a) Purchase Price: Full payment of the Purchase Price in the manner provided in Section 2.2.

                 (b) Assumption of Partnership Interest: An assumption of the 99% Partnership Interests by AIMCO Bay Club and the 1% Partnership Interests by AIMCO Holdings in each Bay Club Partnership, in form and substance acceptable to the parties hereto.

                 (c) Amended Certificate: For each Bay Club Partnership an amendment to the partnership certificates filed in Dade County and with the Florida Secretary of State, identifying the Purchaser as the general partners.

                 (d) Guarantee. A guarantee by Apartment Investment and Management Company, a Maryland real estate investment trust, and the Purchaser of the obligations of Paul F. Wallace under the GECC Mortgage, Joinder and other loan documents in the form acceptable to Purchaser and GECC.

                 (e) Supplemental Documents: Such other documents, executed, acknowledged and delivered as may be reasonably required to consummate the transactions herein contemplated.


                                   ARTICLE IX

                                      COSTS

          9.1 Costs. Each of the Bay Club Partners and Purchaser will bear and pay all of their own costs in connection with the transactions contemplated herein, except that the Purchaser shall pay (i) any and all State, County or other recording taxes or fees, transfer taxes, sales taxes and fees which may be due and payable as a result of the sale, transfer and conveyance of the Partnership Interests and the Assets by the Bay Club Partners to the Purchaser
(ii) any and all fees and charges payable to GECC in connection with obtaining GECC's consent to the transfer of the Partnership Interests to Purchaser including, without limitation, the 1% transfer fee and (iii) any and all premiums for surveys and title insurance which may be obtained at Closing.


                                    ARTICLE X

                                    BROKERAGE

          10.1 Brokerage Commission. The Bay Club Partners represent and warrant to Purchaser, and Purchaser represents and warrants to the Bay Club Partners, that it has not dealt with any broker, realtor, finder or the like in connection with the transactions herein contemplated, except that the Purchaser has dealt with The Aztec Group ("Broker") and Purchaser shall be solely responsible for any real estate commissions, fees, other compensation and expenses that may be due Broker relating to the transactions contemplated by this Agreement. The Partners, jointly and severally, agree for the benefit of Purchaser, and Purchaser hereby agrees for the benefit of the Partners, to indemnify, defend and hold harmless the other from and against any and all costs, expenses, claims, liabilities and/or damages, including reasonable attorneys' fees and the cost of enforcing this indemnification, arising out of any brokerage commission, fee or other compensation or expenses due or alleged to be due to any person in connection with any of the transactions contemplated by this Agreement based upon an agreement alleged to have been made or other action alleged to have been taken by the indemnifying party. The foregoing indemnity by Purchaser shall include any claims made against any of the Partners by Broker. The provisions of this Article X shall survive the Closing.


                                   ARTICLE XI

                               CERTAIN TAX MATTERS

          11.1 Tax Returns, Payments of Taxes, Refunds and Withholding. (a) Each Managing General Partner shall prepare and file, or shall cause to be prepared and filed, all Tax Returns of its Bay Club Partnership (including any amendment thereto), which are due with respect to all taxable periods ending on or prior to the Closing Date. The respective Partners shall pay, or shall cause to be paid within the time, as may be extended, and in the manner prescribed by law, and shall indemnify and hold the Purchaser harmless against any claims for unpaid taxes, interest and penalties ("Tax Losses") relating to Taxes, as defined in Section 11.1(d) below, with respect to their Bay Club Partnership for all taxable periods ending on or prior to the Closing Date, including the taxable period ending as of the close of business on the Closing Date (each a "Pre-Closing Period"). Purchaser shall pay, or cause to be paid, and shall indemnify and hold each General Partner harmless against any Tax Losses relating to Taxes with respect to a Bay Club Partnership for all taxable periods which do not constitute Pre-Closing Periods.

                 (b) Except as otherwise provided in this Agreement: (i) any refund of Taxes with respect to a Partnership that is received with respect to any Pre-Closing Period shall be for the account of the Partners, and to the extent that the Purchaser receives any such refund after the Closing Date with respect to any such Pre-Closing Period, the amount of such refund shall be paid to the respective Partners of the Bay Club Partnerships.

                 If the Partners of a Bay Club Partnership receive any refund of Taxes attributable to any taxable period that is not a Pre-Closing Period, then such Partners shall pay to the Purchaser the amount of such refund received within 30 calendar days after the receipt thereof. The Managing General Partner and the Purchaser shall assist one another in preparing, filing, obtaining and defending any refund payable pursuant to this Section 11.1(b).

                 (c) The Partners and Purchaser agree that for all income tax purposes, the taxable period of the Partnership which began on January 1 of the calendar year in which the Closing Date occurs shall be terminated as of the close of business on the day preceding the Closing Date. The Partners and Purchaser further agree to file all Tax Returns (including, without limitation, all State Income Tax returns), handle the contest of any audit and otherwise act for all Tax purposes consistent with the provisions of this Section 11.1(c).

                 (d)  For the purposes of this Agreement:

                 (i) "Taxes" means each and all taxes, levies, imposts, duties, assessments, charges, and withholding imposed or required to be collected by any federal, state, local or foreign governmental entity or by any political subdivision thereof or any combination thereof imposed on or with respect to, gross or net income, gross receipts, minimum or alternative minimum tax, franchise, estimated withholding or other tax, governmental fee or other like assessment or charge of any kind whatsoever), plus any interest, penalties, fines, assessments or additions to tax imposed in respect of any of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns.

                 (ii) "Tax Return" means a report, return, information return, payee statement or other information required to be retained, or filed or otherwise provided to any federal, state, or local entity with respect to Taxes, including any reports, returns or information required to be retained, or filed or otherwise provided to any governmental entity pursuant to 31 U.S.C. Sections 5311-5328 and regulations promulgated thereunder.

          11.2 Control of Contest and Carrybacks. (a) Each of the Managing General Partner and the Purchaser shall have the right, at its own expense, to control any audit or determination by any governmental entity, and to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Taxes for any taxable period for which it may be obligated to indemnify the other party under this Agreement; provided, however, that no party shall have the right to agree to any assessment, deficiency, settlement, or other adjustment or proposed adjustment of Taxes that would adversely affect another party without such other party's written consent.

                 (b) Each Managing General Partner shall promptly forward to the Purchaser, and the Purchaser shall promptly forward to the Managing General Partner, all written notifications and other written communications received by the Managing General Partner or the Purchaser, respectively, relating to any liability for Taxes for any taxable period, for a Bay Club Partnership for which the Partners or the Purchaser, as the case may be, are charged with payment responsibility under this Agreement. Each Managing General Partner and the Purchaser shall each assist the other in taking any and all reasonable actions with respect to any proceeding for any taxable period for which the Partners or Purchaser is charged with payment responsibility under this Agreement. The failure by a Managing General Partner or the Purchaser to provide any such notice or other written communication to the other party in accordance with this
Section 11.2(b) within 20 business days of receipt shall relieve the other party from its obligations with respect to the subject matter of any notification not forwarded if, and only to the extent that, such failure materially prejudices the other party in the defense of such Tax liability claim.

          11.3 Access to Information and Records. Each of the Managing General Partners and the Purchaser will provide the other (and the other's attorneys, accountants and agents) with, and the Purchaser, after the Closing Date, shall cause the Partnership to provide the Managing General Partners (and the Managing General Partners' attorneys, accountants and agents) with, the right, at reasonable times and upon reasonable notice, to have access to, and to copy and use, any records or information and personnel which may be relevant for the taxable period for which the requesting party is charged with payment responsibility for Taxes under this Agreement in connection with the preparation of any Tax Returns, the determination of amounts due under Article XI hereof, any audit or other examination by any governmental entity, the filing of any claim for refund of Tax or for the allowance of any Tax credit, or any judicial or administrative proceedings relating to liability for Taxes. The party requesting assistance hereunder shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such assistance. Any information obtained pursuant to this Section 11.3 shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.

          11.4 Resolution of Disagreements Among Parties. If a Managing General Partner or the Purchaser disagree as to any matter governed by this
Article XI the parties shall promptly consult with each other in an effort to resolve such dispute. Any amounts not in dispute shall be paid promptly, and any amounts payable upon the resolution of a dispute shall be made to a bank account designated by the payee no later than 10 business days after such resolution. If any such disagreement cannot be resolved within 30 days after such Managing General Partner or Purchaser asserts in writing that such dispute cannot be resolved, the Managing General Partner and the Purchaser shall jointly select an independent accounting firm to act as an arbitrator to resolve the disagreement (the "Accounting Firm"). The Accounting Firm's determination shall be final and binding upon the parties, and any fees and expenses relating to the engagement of the Accounting Firm shall be shared equally by the Partners of the affected Bay Club Partnership and the Purchaser. Upon the resolution of such dispute by the Accounting Firm, any amounts payable by such General Partners or the Purchaser, as the case may be, shall be made to a bank account designated by the payee no later than 10 business days after such resolution. Simple interest will be paid with respect to any such amounts at the Federal Funds Rate from the date of the assertion in writing that the dispute cannot be resolved to the date of payment.

          11.5 Payments To or From the General Partners. Whenever a payment is required to be made to or from the Partners pursuant to this Article XI, the right to receive such amount, or the obligation to make such payment among the Partners, shall be several and not joint, except for any Tax imposed on a particular Bay Club Partnership itself in which case the liability of such Bay Club Partners shall be joint. The Managing General Partner shall have no obligation hereunder for any Tax, except as a Partner.

          11.6   Survival. The provisions of this Article XI shall survive
Closing.


                                   ARTICLE XII

                                 INDEMNIFICATION

          12.1   Indemnification of Purchaser. Subject to the provisions of this
Article XII, from and after the Closing Date, the Partners of the respective Bay Club Partnerships agree to defend, indemnify, and hold harmless the Purchaser, their respective officers, directors, partners, employees, representatives, and agents, (individually and collectively the "Purchaser Indemnitees") against and in respect of any and all losses, liabilities, damages, actions, suits, proceedings, claims, demands, orders, assessments, amounts paid, in settlement if approved by such Partners as provided below, fines, costs or deficiencies, including without limitation, interest, penalties, and attorneys' fees and costs, including the cost of seeking to enforce this indemnity to the extent such enforcement is successful ("Purchaser, Losses"), caused by or resulting or arising from, or otherwise with respect to, (w) any inaccuracy in or breach in any material respect of any of the Partners' representations and warranties contained in Article V of this Agreement, (x) any failure to perform or comply with any of the Partners' covenants contained in this Agreement, (y) any breach by the Bay Club Partnerships arising prior to the Closing Date under the Contracts or Tenant Leases (including Security Deposits but excluding claims relating to maintenance obligations), and, (z) any litigation described in Schedule 5.12 or any uninsured claims asserted by third parties against the Bay Club Partnerships after Closing to the extent such claims relate to matters preceding the Closing.

          12.2 Indemnification of Partners. Purchaser agrees to defend, indemnify, and hold harmless the Partners and their respective officers, directors, stockholders', employees, representatives and agents (individually and collectively, the "Partner Indemnitees") against and in respect of any and all losses, liabilities, damages, actions, suits, proceedings, claims, demands, orders, assessments, amounts paid in settlement if approved by the Purchaser as provided below, fines, costs or deficiencies, including, without limitation, interest, penalties and attorneys' fees and costs, including the cost of seeking enforcement of this indemnity to the extent that such enforcement is successful ("Partner Losses"), caused by or resulting or arising from, or otherwise with respect to, (w) any inaccuracy in or breach in any material respect of any of Purchaser's representations and warranties contained in Article VI of this Agreement, (x) any failure to perform or comply with any of Purchaser's covenants contained in this Agreement (y) any claims arising from the Tenant Leases (including Security Deposits) and the Contracts arising from and after Closing, or (z) any sales, transfer, documentary stamp or intangibles tax that may be due and payable in connection with the transactions contemplated by this Agreement.

          12.3   Limitations on Indemnification.

                 (a) Notwithstanding any provision to the contrary contained in this Agreement, the liability of the Partners for breaches of any representations or warranties under Article V and the indemnifications in favor of the Purchaser Indemnities contained in Section 12.1 herein (i) shall not be effective until the aggregate dollar amount of all Purchaser Losses exceeds the sum of $100,000, which amount is intended to be a threshold and shall not limit the Partners' liability under this Article XII for amounts below $100,000 once such threshold is met, and (ii) shall terminate once the dollar amount of all Purchaser Losses paid under such Section aggregates an amount in excess of the net cash proceeds received by the Partners at Closing, and the Partners shall thereafter have no further obligations or liabilities with respect to any such representations and warranties or Purchaser Losses.

                 (b) Notwithstanding any provision to the contrary contained in this Agreement, the liabilities of the Purchaser for breaches of any representations or warranties under Article VI and the indemnifications in favor of the Partners' Indemnitees contained in Section 12.2 herein (i) shall not be effective until the aggregate dollar amount of all Partner Losses indemnified against under such Section exceeds the sum of $100,000, which amount is intended to be a threshold and not limit the Purchaser's liability under this Article XII for amounts below $100,000 once such threshold is met; and (ii) shall terminate once the dollar amount of all Partner Losses paid under such Section aggregates an amount in excess of the net cash proceeds received by the Partners at Closing, and the Purchaser shall thereafter have no further obligations or liabilities with respect to any such representations and warranties or Partner Losses.

          12.4 Survival. The provisions of this Article XII shall survive Closing for a period of one (1) year, within which period the party seeking indemnification under this Article XII must notify the indemnifying parties (in the manner prescribed herein for the delivery of notice) of its intent to seek indemnification, specifying both the nature of the claim and the amount sought, to the extent such amount is then determinable.

                                  ARTICLE XIII

                          SURVIVAL; FURTHER ASSURANCES

          13.1 Survival. All warranties and representations in Articles V and VI shall survive the execution and delivery of this Agreement for a period of six (6) months, within which period a notice of a claim specifying in detail the breach of the representation or warranty must be received by the party alleged to have breached a representation and warranty.

          13.2 Further Assurances. The parties shall after the Closing, and without further consideration, execute, acknowledge and deliver to the other such documents and instruments, and take such other actions, as shall reasonably requested or as may be necessary more effectively to consummate the transactions herein contemplated in accordance with this Agreement.


                                  ARTICLE XIV

                                     NOTICES

          14.1 Notices. All notices, demands, consents, approvals and other communications which are required or desired to be given hereunder shall be in writing and shall be sent by United States registered or certified mail, postage prepaid, return receipt requested, or by nationally recognized over-night courier against signed receipt (i) if to the Bay Club Partners at the address first above stated to the attention of Michael A. Mollod with a copy to Donovan Leisure Newton & Irvine, 30 Rockefeller Plaza, New York, New York 10112,
Attention: Frank W. Cuiffo, Esq.; (ii) if to Purchaser at the address first above stated, with a copy to Skadden Arps Slate Meagher & Flom, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071, Attention: Rand S. April, Esq., or at such other address as such parties shall have last designated by notice to the other.


                                   ARTICLE XV

                               FUTURE COOPERATION

          15.1 Records. The Parties agree for a period of two (2) years subsequent to the Closing Date, upon request of the other, to deliver to or otherwise make available all information and statements with regard to any period prior to the Closing Date which may be reasonably required in connection with the ownership of the Assets or the operation thereof.

                                   ARTICLE XVI

                           PARTNERS' CLOSING CONDITION

          16.1 Closing Conditions. It shall be a condition to the Partners' obligation to close that (i) GECC releases the Partners from their obligations under the GECC Mortgage and the loan documents delivered in connection therewith and that Paul F. Wallace is released from all his obligations under the Joinder Agreement dated November 25, 1996 executed by him and delivered to GECC, and
(ii) Purchaser pays the Purchase Price and delivers each of the documents set forth in Section 8.2.


                                  ARTICLE XVII

                  CONDITION "AS IS"; NO FURTHER REPRESENTATIONS

          17.1 "As Is"/Representations. Purchaser represents that it has inspected the Bay Club or caused an inspection thereof to be made on the Purchaser's behalf and is thoroughly acquainted with its condition, and it is agreed and understood that neither the Partners nor any person purporting to act for the Partners has made or now makes any representations as to the physical condition (including without limitation the presence of any environmentally hazardous material or any condition which would violate any laws regarding environmental matters), layout, leases, footage, rents, income, expense, operation or any other matter or thing affecting or relating to the Bay Club or to this Agreement, except as specifically set forth in this Agreement and that no party hereto is relying on any statement or representation made by any other which is not embodied in this Agreement. Purchaser hereby expressly acknowledges that no representation has been made which is not expressly set forth in this Agreement, and the Purchaser further agrees to take and accept the Bay Club "as is" and in its condition at Closing. Purchaser agrees that the Partners are not liable or bound in any manner by any financial statements or written agreements or statements or representations which have been made, any real estate brokers' "set-ups" or information pertaining to the Bay Club or any other matter or thing furnished by any real estate broker, agent or employee, servant or other person, unless the same are specifically stated herein. The provisions of this Section shall survive the Closing.


                                 ARTICLE XVIIII

                                  MISCELLANEOUS

          18.1 Written Changes. This Agreement may not be changed or terminated orally.

          18.2 Interpretations. This Agreement shall be construed, interpreted and applied in accordance with the internal laws of the State of Florida without giving effect to doctrines relating to conflicts of laws.

          18.3 Title. The titles of the Articles and the Sections in this Agreement are for convenience only, are not definitive, and shall not be considered or referred to in resolving questions of interpretation or construction.

          18.4 Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

          18.5 Merger; Amendments. This Agreement and the exhibits and schedules thereto contain the entire understanding and agreement by and among the parties hereto, and all prior or contemporaneous oral or written agreements or instruments, including, without limitation, a certain memorandum dated March 14, 1997 by Michael A. Mollod to Rand S. April, Esq., are merged herein. No amendment to this Agreement shall be effective unless the same is in writing and signed by all of the parties hereto.

          18.6 Assignment. Purchaser shall not assign any of its right, title or interest in and to this Agreement, the Deposit or the Pledge without the prior written consent of the Partners, which consent may be withheld by the Partners in their sole and absolute discretion. Notwithstanding the foregoing, the Pledge may be assigned to an affiliate of Purchaser.

          18.7 Termination. In the event Purchaser elects not to proceed with the Closing pursuant to the terms of this Agreement for any reason whatsoever, Purchaser shall so notify Partners of its election to terminate this Agreement and of its demand for the return of the Deposit. Within five (5) days following such notice from Purchaser, Partners shall pay the Deposit, together with interest thereon from the date hereof at the "prime rate", as such rate is declared by Citibank as its "prime rate" from time to time (the "Prime Rate"), by Federal funds wire transfer as directed by Purchaser, whereupon this Agreement shall terminate. In the event Partners fail to proceed with the Closing in accordance with the terms of this Agreement for any reason whatsoever, Purchaser's sole remedy shall be to receive the return of the Deposit, together with interest thereon at Prime Rate from the date hereof. Upon such failure, Partners shall return the Deposit, together with interest thereon at the Prime Rate, whereupon this Agreement shall terminate. The obligation of the Partners to refund the Deposit in accordance with the terms of this Section
18.7 shall survive the termination of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

                                        AIMCO BAY CLUB, L. P.,
                                        a Delaware limited partnership

                                        By:   AIMCO HOLDINGS, L. P.,
                                              a Delaware limited partnership
                                        Its:  General Partner

                                              By:  AIMCO HOLDINGS QRS, Inc.,
                                                   a Delaware corporation
                                              Its: General Partner

                                                   By:   /s/ Harry Alcock
                                                         -----------------------
                                                         Name: Harry Alcock
                                                         Title: VP

                                        AIMCO HOLDINGS, L. P.,
                                        a Delaware limited partnership

                                        By:   AIMCO HOLDINGS, QRS, INC.,
                                              A Delaware limited corporation
                                        Its:  General Partner

                                                   By:   /s/ Harry Alcock
                                                         -----------------------
                                                         Name:  Harry Alcock
                                                         Title: VP

BAY CLUB I PARTNERS                     WILLIAMSBERRY DEVELOPMENT CORPORATION

                                        By:   /s/ Lawrence Lopater
                                            ------------------------------------
                                              Name:  Lawrence Lopater
                                              Title: President

                                        COLLEY WILLIAMSBERRY LIMITED PARTNERSHIP

                                        BY: Colley Aventura, Inc., general
                                              partner


                                            By:    /s/ Lawrence Lopater
                                                --------------------------------
                                                   Name:  Lawrence Lopater
                                                   Title: President

BAY CLUB II PARTNERS                    WILLIAMSBERRY DEVELOPMENT CORP. II

                                        By: /s/ Lawrence Lopater
                                            ------------------------------------
                                            Name:  Lawrence Lopater
                                            Title: President

                                        COLLEY WILLIAMSBERRY L-2 C LIMITED
                                        PARTNERSHIP

                                        By: Colley Aventura L-2 C, Inc., general
                                              partner


                                            By:    /s/ Lawrence Lopater
                                                --------------------------------
                                                   Name:  Lawrence Lopater
                                                   Title: President

BAY CLUB III PARTNERS                   COLBRO DEVELOPMENT L-2 B CORP.


                                        By:   /s/ Lawrence Lopater
                                            ------------------------------------
                                              Name:   Lawrence Lopater
                                              Title:  President

                                        COLLEY WILLIAMSBERRY L-2 B LIMITED
                                        PARTNERSHIP

                                        By: Colley Aventura L-2 B, Inc., general
                                              partner

                                            By:    /s/ Lawrence Lopater
                                                --------------------------------
                                                   Name:   Lawrence Lopater
                                                   Title:  President

AIMCO IS JOINING IN ON THE EXECUTION OF THIS AGREEMENT FOR THE SOLE PURPOSE OF AGREEING TO EXECUTE AND DELIVER THE GUARANTEE UNDER SECTION 8.2 OF THIS AGREEMENT.

                                            APARTMENT INVESTMENT AND
                                            MANAGEMENT COMPANY,
                                            a Maryland Real Estate Investment
                                              Trust


                                            By:    /s/ Harry Alcock
                                                --------------------------------
                                                   Name:   Harry Alcock
                                                   Title:  VP